EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2021 FULL YEAR AND FOURTH QUARTER RESULTS

23% Increase in 2021 Sales and 45% Increase in EPS Compared to 2019

Announces 100% Increase in Cash Dividend

New York, New York, March 1, 2022: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the year and fourth quarter ended December 31, 2021.

Full Year Highlights:
($ in millions, except per share data)	2021	2020	2019	2021 v 2019
Net Sales	$879.5	$539.0	$713.5	23%
Gross Margin	63%	61%	62%	200 bps
Operating Income	148.1	70.1	104.7	41%
Operating Margin	17%	13%	15%	200 bps
Net Income attributable to IP	$87.4	$38.2	$60.2	45%
Diluted EPS	$2.75	$1.21	$1.90	45%

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “By all measures, 2021 was the best and most productive year in our history. We achieved record net sales and earnings from continuing operations. Our four largest brands and many of our mid-sized brands outperformed 2019 results. GUESS joined Montblanc, Jimmy Choo and Coach in attaining sales in excess of $100 million. We executed several major new product launches including our first ever fragrances for Kate Spade, MCM and Moncler along with the Away duo for Abercrombie & Fitch, Sky by Anna Sui, Bella Vita for GUESS, I Want Choo for Jimmy Choo, and Alibi for Oscar de la Renta. Our portfolio welcomed two new brands, notably Ferragamo and Ungaro, and come July 2022, Donna Karan and DKNY fragrances will be under license. We established and staffed our new Italian subsidiary, which is now fully operational. The acquisition of our new corporate headquarters for our Paris subsidiary was completed and we are putting the finishing touches on the complex before our big move.”

Mr. Madar continued, “One of the achievements of the past year that gives me great satisfaction is our gain in market share. According to a highly respected industry source, the fragrance industry grew 21% in 2021 from the preceding year, and yet our top line grew by 63%. Sales in all of our markets significantly, but not unexpectedly, outperformed 2020. More meaningful are comparisons to 2019 where our largest market, North America, grew sales by 50%, followed by Eastern Europe and Latin America with gains of 26% and 22%, respectively. Western Europe and Asia also achieved top line growth of 9% and 15% in 2021, respectively, and only the Middle East had a decline in sales compared to 2019. In recent pre-COVID years, travel retail represented approximately 15% of our net sales. While showing signs of improvement, that business is still a fraction of what it once was. However, we believe it will recover over time.”

Mr. Madar discussed activities now in the works, “Our debuting scents for Moncler, Moncler Pour Homme and Moncler Pour Femme that previewed late last year are now rolling out to about 3,000 doors. For our largest brands, we are adding a new flanker to the Montblanc Legend line, the Jimmy Choo Man line and I Want Choo will be joined by a sister scent. Entirely new men’s pillars are debuting this year for GUESS, Coach and Boucheron. For most of our other brands, flankers and extensions dominate our expansion plans, including ones for our two newest brands Ferragamo and Ungaro. Finally, one of our most important ongoing activities is to seek out new licensing and acquisition opportunities.”

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March 1, 2022

Russell Greenberg, Executive Vice President and CFO noted, “The 2021 fourth quarter was somewhat atypical. Historically, the largest proportion of advertising and promotional dollars are spent in the fourth quarter to accelerate sell-through during the holiday season and create demand for large reorders in the new year. However, having only spent approximately 14% of net sales on advertising and promotion through the first nine months of the year, meeting our target spend of 21% of annual net sales for promotional and adverting programs required a fourth quarter spend far greater than in any pre-COVID year. In fact, in the final quarter of 2021, we spent in excess of 36% of net sales on promotion and advertising and still came in short at 19.5% of net sales for the full year.”

Moving on to the year as a whole, Mr. Greenberg noted, “For European based operations, gross profit margin was 67% and 64% in 2021 and 2020, respectively. The increase was in great part attributable to the growth in sales of products by our U.S. distribution subsidiary, which more than offset the margin-depressing effect of a weaker dollar that prevailed over 2021. For U.S. operations, gross profit margin was 53% and 52% in 2021 and 2020, respectively, with the gain primarily due to better leverage of fixed expenses resulting from the 86% increase in 2021 net sales.”

Mr. Greenberg continued, “We closed the year with working capital of $465 million, including approximately $320 million in cash, cash equivalents and short-term investments, and a working capital ratio of 2.9 to 1. The $132.9 million of long-term debt relates to the Interparfums SA headquarters acquisition, which was financed by a 10-year €120 million (approximately $139 million) bank loan. Cash provided by operating activities aggregated $120 million for the year ended December 31, 2021, as compared to $65 million for 2020.”

Affirms 2022 Guidance

Mr. Greenberg concluded, “We continue to look for 2022 net sales to approximate $975 million, resulting in net income per diluted share of $3.00. Our 2022 guidance assumes that the average dollar/euro exchange rate remains at current levels, there is no significant resurgence of the COVID-19 pandemic and excludes any impact from the geopolitical situation in Eastern Europe. On the latter point, the magnitude of the business impact of the war between Russia and Ukraine, along with sanctions and price volatility is hard to predict, but as per our 10-K, in 2021 our sales in Russia totaled $43.4 million.”

Announces 100% Increase in Cash Dividend

Inter Parfums also announced that its Board of Directors approved a 100% increase in the Company’s annual cash dividend rate to $2.00 per share, payable quarterly. Commenting, Mr. Madar stated, “The increase in our dividend represents a strong signal of our board’s confidence in our Company’s prospects for this year and well beyond. Our strong financial position enables us to invest in opportunities we see ahead while continuing to reward our shareholders.” The next cash dividend of $0.50 per share will be paid on March 31, 2022 to shareholders of record on March 15, 2022.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Wednesday, March 2, 2022. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

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March 1, 2022

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Ferragamo Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Devin Sullivan (212) 836-9608/dsullivan@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

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March 1, 2022

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Net sales	$210,719	$184,042	$879,516	$539,009

Cost of sales	78,842	66,395	322,614	208,278

Gross margin	131,877	117,647	556,902	330,731

Selling, general and administrative expenses	144,080	91,177	406,459	260,648

Impairment loss	—	—	2,393	—

Income (loss) from operations	(12,203)	26,470	148,050	70,083

Other expenses (income):
Interest expense	488	460	2,825	1,970
(Gain) loss on foreign currency	(169)	2,254	(2,338)	2,178
Interest income	(3,022)	(711)	(3,403)	—
Other income	82	(549)	(53)	(549)
	(2,621)	1,454	(2,969)	734

Income (loss) before income taxes	(9,582)	25,016	151,019	69,349

Income taxes (benefit)	(4,120)	7,216	40,992	19,381

Net (loss) income	(5,462)	17,800	110,027	49,968

Less: Net (loss) income attributable to the noncontrolling interest	(4,238)	3,061	22,616	11,749

Net (loss) income attributable to Inter Parfums, Inc.	$(1,224)	$14,739	$87,411	$38,219

Net (loss) income attributable to Inter Parfums, Inc. common shareholders:
Basic	$(0.04)	$0.47	$2.76	$1.21
Diluted	$(0.04)	$0.47	$2.75	$1.21

Weighted average number of shares outstanding:
Basic	31,764	31,552	31,677	31,537
Diluted	31,764	31,666	31,835	31,655

Dividends declared per share	$0.25	$0.00	$1.00	$0.33

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March 1, 2022

INTER PARFUMS, INC. AND SUBSIDIARIES Consolidated Balance Sheets
December 31, 2021 and 2020

(In thousands except share and per share data)
Assets	2021	2020
Current assets:
Cash and cash equivalents	$159,613	$169,681
Short-term investments	160,014	126,627
Accounts receivable, net	159,281	124,057
Inventories	198,914	158,822
Receivables, other	10,308	1,815
Other current assets	21,375	16,912
Income taxes receivable	210	2,806
Total current assets	709,715	600,720
Property, equipment and leasehold improvements, net	149,352	19,580
Right-of-use assets, net	33,728	24,734
Trademarks, licenses and other intangible assets, net	214,047	214,108
Deferred tax assets	7,936	8,041
Other assets	30,586	22,962
Total assets	$1,145,364	$890,145
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$15,911	$14,570
Current portion of lease liabilities	6,014	5,133
Accounts payable - trade	81,980	35,576
Accrued expenses	136,677	95,629
Income taxes payable	4,328	5,297
Total current liabilities	244,910	156,205
Long–term debt, less current portion	132,902	10,136
Lease liabilities, less current portion	29,220	21,354
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding, 31,830,420 and 31,608,588 shares at December 31, 2021 and 2020, respectively	32	32
Additional paid-in capital	87,132	75,708
Retained earnings	560,663	503,567
Accumulated other comprehensive loss	(38,432)	(5,997)
Treasury stock, at cost, 9,864,805 common shares at December 31, 2021 and 2020	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	571,920	535,835
Noncontrolling interest	166,412	166,615
Total equity	738,332	702,450
Total liabilities and equity	$1,145,364	$890,145